Exhibit 99.3

THIRD AMENDMENT

TO THE

INTERTAPE POLYMER CORP.

USA EMPLOYEES’ STOCK OWNERSHIP AND RETIREMENT SAVINGS PLAN

This Third Amendment to the Intertape Polymer Corp. USA Employees’ Stock Ownership and Retirement Savings Plan is made and entered into by Intertape Polymer Corp. (the “Company”), effective as of the dates set forth herein.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Intertape Polymer Corp. USA Employees’ Stock Ownership and Retirement Savings Plan, which has been amended from time to time (as amended, the “Plan”); and

WHEREAS, the Company is authorized and empowered to further amend the Plan; and

WHEREAS, the Company deems it advisable to amend the Plan to make changes as required and permitted under the Heroes Earnings Assistance and Relief Tax Act of 2008, and to address modifications to the Plan’s requirements for calendar year 2009 required minimum distributions.

NOW, THEREFORE, the Plan is amended as follows:

I.

A new section 1.67(a)(2)(E) is added to Article I of the Plan to read as follows:

(E) effective for amounts paid after December 31, 2008, military differential wage payments (as described in Section 3401(h) of the Code).

II.

Effective October 1, 2010, section 5.1(d)(3) of Article V of the Plan is hereby deleted, in its entirety, and the following is substituted in lieu thereof:

(3) In the event that a Participant receives a hardship withdrawal pursuant to section 9.1 or a military service withdrawal pursuant to section 9.5, such Participant shall not be permitted to make any further elective 2 contributions for a period of six (6) months following the date of such withdrawal pursuant to section 9.1 or 9.5.

III.

Section 7.4(a) of Article VII of the Plan is hereby deleted, in its entirety, and the following is substituted in lieu thereof:

(a) In the event of the death of a Participant (1) while actively employed by an Employer or (2) on or after January 1, 2007, while performing qualified military service (as defined in Section 414(u)(5) of the Code) and entitled to reemployment under the requirements of USERRA, the Participant’s beneficiary shall be entitled to a death benefit in an amount equal to 100% of the balance in such Participant’s Accounts, which shall be calculated as of the Valuation Date immediately preceding or concurring with the date of his death, plus the amount of any contributions allocated subsequent to such Valuation Date.

IV.

Effective as of January 1, 2009, the following new Section 8.5(b) is hereby added to Article VIII of the Plan:

(b) (1) For Participants who otherwise would receive a required minimum distribution installment for the 2009 calendar year (“the 2009 RMD”) in an amount otherwise required by subsection (a), the Plan will not distribute the 2009 RMD to the Participant unless the Participant elects to receive the 2009 RMD, as permitted by this subsection (b).

(2) A distribution made under subsection (b)(1) shall be an eligible rollover distribution for purposes of the direct rollover rules of Section 401(a)(31) of the Code, the notice requirements of Section 402(f) of the Code, or the 20% withholding requirement of Section 3405(c) of the Code.

(3) The required beginning date with respect to any Participant will be determined without regard to this subsection (b) for purposes of applying subsection (a) for distribution calendar years other than 2009; and, if the 5-year rule described in subsections (a)(2)(B)(iii) and (a)(4)(B)(ii) apply, the 5-year period described therein shall be determined without regard to calendar year 2009.

(4) This subsection (b) does not affect lump sum distributions or other distributions determined without regard to subsection (a). 3

V.

The following new Section 9.5 is hereby added to Article IX of the Plan:

9.5 Military Service Withdrawals.

(a) Effective as of October 1, 2010, during any period that a Participant is performing service in the uniformed services (as defined in Chapter 43 of the Title 38, United States Code) while on active duty for a period of more than 30 days, such Participant will be deemed to have incurred a severance from employment solely for the purpose of receiving a distribution of elective contributions and may apply in writing to the Plan Administrator for a single sum distribution of any portion of his Elective Contribution Account in a manner consistent with the provisions of Article VIII.

(b) After a withdrawal as provided in subsection (a), the Participant’s elective contributions to the Plan and to any other plan maintained by an Employer or an Affiliate will be suspended and he will no longer be permitted to make further elective contributions to the Plan or to any other plan maintained by an Employer or an Affiliate until the expiration of six (6) months from the date of such withdrawal. For this purpose, the phrase “any other plan maintained by an Employer or an Affiliate” means all qualified and nonqualified plans of deferred compensation maintained by an Employer or an Affiliate, including a stock option, stock purchase or similar plan.

IN WITNESS WHEREOF, this Third Amendment has been executed this 2nd day of September, 2010, and is effective as of the dates set forth above.

INTERTAPE POLYMER CORP.

By:	/s/ Burgess H. Hildreth
Title:	Vice President